 Exhibit 99.1

Aegion Corporation Announces Several Actions to Enhance Future Growth

St. Louis, MO – January 4, 2016 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today announced several actions to deliver sustainable growth and address the market realities in the North American energy markets. Management will host a conference call on January 5, 2016 at 10:30 AM eastern standard time to discuss these strategic actions in more detail.

Charles R. Gordon, Aegion’s President and Chief Executive Officer, said, “In today’s challenging business environment, we are continually evaluating our exposure to the end markets we serve. To that end, we announced an investment in our capabilities to rehabilitate pressure pipelines for water and wastewater applications by acquiring Underground Solutions, Inc., an established provider of a patented fusible PVC technology, and to improve Fyfe’s global reach by acquiring the remaining international rights from Fyfe Group, LLC. In addition, we are divesting our equity stake in Corrosion Protection’s Canadian pipe coating joint venture, downsizing Energy Services’ operations in Central California’s upstream market and implementing a plan to reduce annual operating expenses across Aegion.”

Aegion’s Infrastructure Solutions platform adds to its capabilities

Aegion has executed a definitive agreement to acquire Underground Solutions, Inc. for $85 million in cash and expects to close the transaction during the first quarter of 2016. The Company will separately pay for the discounted value of tax benefits (estimated today to be approximately $5 million) associated with Underground Solutions’ net operating loss carry forwards at closing. Aegion will fund a substantial portion of the purchase price with existing cash and the remainder from borrowings against the Company’s line of credit. Aegion expects the transaction to be accretive to 2016 GAAP earnings per share with revenues of approximately $50 million and operating margins in excess of 10 percent. Several key members of Underground Solutions’ senior management, who average more than 20 years of industry experience, will join Aegion to form an expanded team dedicated to trenchless rehabilitation of existing pressure pipelines.

Underground Solutions’ patented fusible polyvinyl chloride (“PVC”) products focus on the rehabilitation of pressure pipelines, primarily in North America. Underground Solutions uniquely complements Infrastructure Solutions’ existing pressure pipe rehabilitation technologies InsituMain®, InsituGuard® and Tyfo®/Fibrwrap® and increases Aegion’s presence in the pressure pipe market to nearly $90 million in annual revenues.

“We are pleased to have Underground Solutions join Aegion,” Mr. Gordon commented. “Our market research suggests assembling a portfolio of technologies is the right strategy to establish a leading position in the North American pressure pipe rehabilitation market. We believe the combination of Underground Solutions’ patented PVC technologies with our Insituform® and Tyfo®/Fibrwrap® technologies will allow us to strengthen our position in this attractive market by offering our customers a broader portfolio of solutions.”

Exhibit 99.1

In a separate action to continue the recent momentum in the Fyfe business, the Company signed a definitive agreement with Fyfe Group, LLC to acquire the legal rights to products, contract installation, intellectual property and licensing agreements in key international markets not previously purchased by Aegion for approximately $3 million. The transaction is expected to close during the first quarter of 2016 and will allow the Company to expand third party product sales across 72 countries in Europe, Africa and the Middle East.

Aegion to reduce its exposure in the North American upstream market

Following a recent assessment of its energy-related businesses, Aegion concluded the persistent low price of oil is expected to create market challenges for the foreseeable future and that the high-cost upstream oil markets it serves in California and Canada will be particularly difficult as customers further reduce expenditures in 2016. In light of expectations for a prolonged low oil price environment, Aegion will reduce its exposure in the North American upstream market by approximately $100 million in annual revenues through two specific actions. First, Aegion has entered into a definitive agreement to sell its 51 percent interest in Bayou Perma-Pipe Canada, Ltd, a pipe coatings company in Western Canada, to its joint venture partner MFRI, Inc. for approximately US $9 million. Aegion expects the transaction to close during the first quarter of 2016. Second, the Company will downsize Energy Services’ upstream operations in Central California due to reduced customer demand while continuing to support the remaining customers in the region with its high-quality services and industry leading safety programs.

The Company will also implement a restructuring plan approved by Aegion’s Board of Directors to reduce consolidated annual expenses by approximately $15 million, most of which will be realized in 2016. The restructuring will reposition Energy Services’ upstream operations in California, right-size the Corrosion Protection platform to compete more effectively and reduce corporate and other operating expenses. Management intends to complete the cost reductions and record a majority of an estimated $7 to $9 million in pre-tax charges, most of which are cash charges, during the first quarter of 2016. The pre-tax charges primarily consist of employee severance, extension of benefits, employment assistance programs, early lease termination and other non-cash costs associated with the restructuring. In the coming weeks, the Company expects to complete a detailed review of approximately $150 million in intangible assets, including goodwill, for certain of Aegion’s energy-related businesses impacted by the adverse change in market conditions, a portion of which could be impaired.

Aegion’s 2016 outlook

“As we look to 2016, Infrastructure Solutions remains focused on maintaining its leadership position by taking advantage of continuing favorable market conditions in North America,” stated Mr. Gordon. “In addition, the acquisition of Underground Solutions is an important step to advance our stated strategic objective to expand our presence in the growing pressure pipe rehabilitation market in North America.

“In contrast, we expect 2016 will be a more difficult year for the North American energy markets, particularly related to upstream capital spending as customers continue to decrease investments in response to persistent low oil prices. Based on the decision to reduce our exposure in the upstream markets, we expect Energy Services’ revenues to decline by approximately $70 million from 2015 with no adverse impact to its operating margins percentage as a result of the restructuring. Our Corrosion Protection platform is likely to experience reduced upstream market activity that will negatively impact profitability, especially for the Bayou Louisiana coating facility during the first half of 2016. The planned cost savings from the announced restructuring initiatives and favorable North American midstream and downstream markets are expected to offset the market challenges affecting Energy Services and Corrosion Protection.

Exhibit 99.1

“The favorable market conditions for the majority of Aegion’s business and the strategic actions outlined today give us the opportunity for 2016 non-GAAP earnings per share to be in line with what we expect to achieve in 2015. This outlook excludes a significant contribution from the Shell Appomattox contract we believe is likely in the fourth quarter of 2016. However, the exact schedule for the start of pipe coating activities has yet to be set. Longer-term, we believe our diversified portfolio of technologies and services will deliver sustainable growth as we have repositioned our upstream oil exposure to reflect current market realities. The broader strategic initiatives we previously outlined should enhance growth by accessing new markets to rehabilitate water pressure pipelines, enable more effective pipeline asset integrity management in the growing midstream market and offer higher-margin services through strong customer relationships in the West Coast downstream refining market.”

Conference Call

Aegion’s management will host a conference call on January 5, 2016 beginning at 10:30 A.M. eastern standard time.

Listen-only, Toll free: 877-312-8824

Listen-only, Toll: 408-940-3830

Confirmation Code: 17958085

About Aegion

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Aegion’s business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

About Underground Solutions, Inc.

Underground Solutions, Inc. is a leader in water and wastewater infrastructure and process technologies by providing infrastructure technologies for water, sewer and conduit applications. Underground Solutions, Inc. Fusible PVC® products include, Fusible C-900®, Fusible C-905® and FPVC®, which contain a proprietary PVC formulation that, when combined with its patented fusion process, results in a monolithic, fully-restrained, gasket-free, leak-free piping system. Fusible C-900® and Fusible C-905® both comply with the AWWA standards AWWA C900 and C905, respectively and are certified to NSF 61. More information about Underground Solutions, Inc. can be found at www.undergroundsolutions.com.

Exhibit 99.1

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion’s forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 2, 2015, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

Aegion®, the Aegion® logo, Insituform®, InsituGuard®, InsituMain®, Fyfe®, Fibrwrap®, Tyfo® and Bayou® are registered trademarks of Aegion Corporation and its affiliates.

Underground Solutions®, Fusible PVC®, Fusible C-900®, Fusible C-905® and FPVC® are the registered trademarks of Underground Solutions, Inc.

CONTACT:	Aegion Corporation
David F. Morris, Executive Vice President and Chief Administrative Officer
(636) 530-8000

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